Exhibit 10.4

SHARECARE, INC.

2021 OMNIBUS INCENTIVE PLAN

STOCK OPTION GRANT NOTICE

Sharecare, Inc., a Delaware corporation (the “Company”), pursuant to its 2021 Omnibus Incentive Plan, as may be amended from time to time (the “Plan”), hereby grants to Participant an option to purchase the number of shares of Stock set forth below. This option is subject to all of the terms and conditions as set forth in this Stock Option Grant Notice (this “Notice”), in the corresponding Option Agreement, the Plan and the Notice of Exercise, all of which are attached hereto and incorporated herein in their entirety. Capitalized terms not explicitly defined herein but defined in the Plan or the corresponding Option Agreement will have the same definitions as in the Plan or the corresponding Option Agreement. If there is any conflict between the terms in this Notice, Exhibit 1 to this Notice, the corresponding Option Agreement, the Plan and the Notice of Exercise, then such conflict or inconsistency shall be resolved by giving such documents precedence in the following order: Exhibit 1, this Notice, the corresponding Option Agreement, the Plan and then the Notice of Exercise.

Participant	[NAME]
Date of Grant:	[GRANT DATE]
Number of Shares Subject to Option:	[TOTAL SHARES]
Exercise Price (Per Common Share):	[EXERCISE PRICE]
Expiration Date:	[EXPIRY DATE]

Type of Grant:	Nonstatutory Stock Option

Vesting Schedule:	This award shall vest pursuant to the schedule set forth in Exhibit 1, which is attached hereto and incorporated herein in its entirety.

Payment:	By one or a combination of the following items (described in the corresponding Option Agreement):

☐	By cash or check payable to the Company

Or, if permitted by the Administrator:

☐	By delivery of already-owned, unrestricted shares of Stock

☐	By withholding unrestricted shares of Stock otherwise deliverable upon exercise

☐	Through broker-assisted cashless exercise

Additional Terms/Acknowledgements:	Participant acknowledges receipt of, and understands and agrees to, this Notice, the corresponding Option Agreement, the Plan and the Notice of Exercise. Participant acknowledges and agrees that this Notice, the corresponding Option Agreement and the Notice of Exercise may not be modified, amended or revised, except as provided in the Plan. Participant further acknowledges that as of the Date of Grant, this Notice, the corresponding Option Agreement, the Plan and the Notice of Exercise set forth the entire understanding between Participant and the Company regarding this option award and supersede all prior oral and written agreements, promises and/or representations on that subject with the exception of the following agreements only.

By accepting this option, you consent to receive such documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Administrator or another third party designated by the Administrator.

Sharecare, Inc.

By: [NAME]
Title:

Participant:

[NAME]
Date:

Attachments: Option Agreement, 2021 Omnibus Incentive Plan, Notice of Exercise

Exhibit 1

Vesting Schedule

Time-Vesting Options.

35% or [NUMBER] of your options are subject to time-vesting. Your time-vesting options will vest and become exercisable as to one third of the shares of Stock underlying your option, or [NUMBER] shares of Stock, on each of the first three anniversaries of the Date of Grant (as set forth in your Stock Option Grant Notice) (each, a “Vesting Date”), so that 100% of your time-vesting options are vested and exercisable on the third anniversary of the Date of Grant, subject to your continued Employment with the Company and its Subsidiaries through each applicable Vesting Date.

Performance-Vesting Options.

65% or [NUMBER] of your options are subject to performance-vesting.

Your performance-vesting options may vest and become exercisable if (i) the average of the daily closing prices of a share of Stock reported on the Nasdaq Global Select Market (the “Closing Share Price”) during any 60 consecutive trading day period concluding on or prior to the fifth anniversary of the Grant Date, and (ii) the daily closing price during any 40 trading days within such 60 trading day period (the last day of such 60 consecutive trading day period, the “Stock Price Vesting Date”) reflects an increase over the base stock price of $10.00 (the “Stock Price Performance Hurdle”) as follows:

Tranche	Base Stock Price	Price Increase	Closing Share Price	Shares Vested
1	$10.00	+50%	$15.00	[	●]
2	$10.00	+75%	$17.50	[	●]
3	$10.00	+100%	$20.00	[	●]
4	$10.00	+125%	$22.50	[	●]
5	$10.00	+150%	$25.00	[	●]
6	$10.00	+175%	$27.50	[	●]
7	$10.00	+200%	$30.00	[	●]
8	$10.00	+225%	$32.50	[	●]
9	$10.00	+250%	$35.00	[	●]
10	$10.00	+275%	$37.50	[	●]
11	$10.00	+300%	$40.00	[	●]

Notwithstanding the foregoing:

(a)	Tranches one through three of your performance-vesting options are eligible to vest and become exercisable on the later of (i) the first anniversary of the Date of Grant, and (ii) the Stock Price

Vesting Date applicable to the tranche as set forth in the table above (the later of (i) and (ii), a “Vesting Date”); provided that you remain in Employment with the Company and its Subsidiaries through the applicable Vesting Date;

(b)

Tranches four through seven of your performance-vesting options are eligible to vest and become exercisable on the later of (i) the second anniversary of the Date of Grant, and (ii) the Stock Price Vesting Date applicable to the tranche as set forth in the table above (the later of (i) and (ii), the “Vesting Date”); provided that you remain in Employment with the Company and its Subsidiaries through the applicable Vesting Date; and

(c)

Tranches eight through eleven of your performance-vesting options are eligible to vest and become exercisable on the later of (i) the third anniversary of the Date of Grant, and (ii) the Stock Price Vesting Date applicable to the tranche as set forth in the table above (the later of (i) and (ii), the “Vesting Date”); provided that you remain in Employment with the Company and its Subsidiaries through the applicable Vesting Date.

In the event the Closing Share Price does not satisfy the Stock Price Performance Hurdles described above for a tranche of your performance-vesting options during any 60 consecutive trading day period that concludes on or prior to the fifth anniversary of the Grant Date, such unvested tranche will be forfeited as of such fifth anniversary date. Achievement of the vesting requirements for your performance-vesting options shall be determined by the Administrator, in its sole discretion.

In the event of a stock dividend, stock split or combination of shares (including a reverse stock split), recapitalization, spin-off or other change in the Company’s capital structure that constitutes an equity restructuring within the meaning of the Accounting Rules or in the case of an extraordinary cash dividend, the Stock Price Performance Hurdles will be equitably adjusted in accordance with Section 7(b) of the Plan.

Termination of Employment.

All shares of Stock underlying any unvested options will be forfeited upon your termination of Employment with the Company and its Subsidiaries. Any shares of Stock underlying vested options may be exercisable following the termination of your employment to the extent provided in Section 7 of your Option Agreement.

Covered Transaction.

In the event of a Covered Transaction, (i) the Stock Price Performance Hurdle will be deemed to have been satisfied with respect to your performance-vesting options based on the fair market value of the cash or property per share of Stock that is received in connection with the Covered Transaction; (ii) any tranches of your performance-vesting options whose Stock Price Performance Hurdle exceeds such fair market value shall immediately be forfeited for no consideration; (iii) except as determined by the Administrator, if your options are continued, assumed or substituted in connection with the Covered Transaction, your time-vesting options and your remaining performance-vesting options (if any) shall continue to be subject to the time-vesting requirements set forth above; and (iv) if your options are not continued, assumed or substituted in connection with the Covered Transaction, all your time-vesting options and those tranches, if any, of your performance-vesting options for which the Stock Price Performance Hurdle is deemed to have been satisfied in accordance with clause (i) shall become fully vested and exercisable immediately prior to the consummation of the Covered Transaction.

If your options are continued, assumed or substituted in connection with Covered Transaction, and you incur a termination of Employment by the Company and its Subsidiaries without Cause or if you resign for Good Reason (as such term is defined in an individual agreement between you and the Company or its Subsidiaries) within 24 months following the Covered Transaction, then your unvested time-vesting and your remaining performance-vesting options, if any, shall fully vest and become exercisable as of the date of your termination of Employment.

Attachment 1

Option Agreement

SHARECARE, INC.

2021 OMNIBUS INCENTIVE PLAN

OPTION AGREEMENT

(Incentive Stock Option or Nonstatutory Stock Option)

Pursuant to your Stock Option Grant Notice (“Grant Notice”) and this Option Agreement (this “Option Agreement”), Sharecare, Inc., a Delaware corporation (the “Company”) has granted you an option under its 2021 Omnibus Incentive Plan (the “Plan”) to purchase the number of shares of Stock indicated in your Grant Notice at the exercise price indicated in your Grant Notice. The option is granted to you effective as of the date of grant set forth in the Grant Notice (the “Date of Grant”). If there is any conflict between the terms in the Grant Notice, Exhibit 1 to the Grant Notice, this Option Agreement, the Plan and the Notice of Exercise, then such conflict shall be resolved by giving such documents precedence in the following order: Exhibit 1, the Grant Notice, this Option Agreement, the Plan and then the Notice of Exercise. Capitalized terms not explicitly defined in this Option Agreement or in the Grant Notice but defined in the Plan will have the same definitions as in the Plan.

The details of your option, in addition to those set forth in the Grant Notice and the Plan, are as follows:

1.	Vesting; No Shareholder Rights

Your option will vest as provided in your Grant Notice. Vesting will cease upon the termination of your Employment with the Company or any of its subsidiaries, except as may be provided otherwise in the Vesting Schedule in Exhibit 1 to your Grant Notice or in an employment or other written agreement between you and the Company. You will not be deemed to be the holder of, or have any of the rights of a stockholder with respect to, your option unless and until the option vests and you exercise the option in accordance with this Option Agreement and the Administrator has issued and delivered Stock to you and your name shall have been entered as a stockholder of record on the books of the Company.

2.	Number of Shares and Exercise Price

The number of shares of Stock subject to your option and your exercise price per share are set forth in your Grant Notice and will be adjusted in the event of changes in capital structure and similar events as provided in Section 7 of the Plan.

3.	Exercise Restriction for Non-Exempt Employees

If you are an employee eligible for overtime compensation under the Fair Labor Standards Act of 1938, as amended (that is, a “Non-Exempt Employee”), except as provided below, you may not exercise your option until you have completed at least six months of service measured from the Date of Grant, even if you have already been an employee of the Company for more than six months. Consistent with the provisions of the Worker Economic Opportunity Act, you may exercise your option as to any vested portion prior to such six month anniversary in the case of (a) your death or Disability, (b) a Covered Transaction or (c) your termination of service on your “retirement” (as defined in the Company’s benefit plans).

4.	Method of Payment

You must pay the full amount of the exercise price for the shares you wish to exercise. You may pay the exercise price in cash or by check payable to the Company or in any other manner permitted by your Grant Notice, which may include one or more of the following, if permitted by the Administrator and if legally permissible:

(a)

By the delivery of previously acquired unrestricted shares of Stock (through actual delivery or by constructive delivery through attestation of ownership, subject to such rules as the Administrator may prescribe) that have a Fair Market Value equal to the exercise price;

(b)	By withholding unrestricted shares of Stock otherwise deliverable upon exercise that have a Fair Market Value equal to the exercise price; or

(c)	Through a broker-assisted cashless exercise program acceptable to the Administrator.

You may be required to pay any remaining balance of the aggregate exercise price not satisfied by (a), (b) or (c) above in cash or other permitted form of payment. Shares of Stock will no longer be outstanding under your option and will not be exercisable thereafter if those shares (i) are used to pay the exercise price pursuant to (b) above, (ii) are delivered to you as a result of such exercise, or (iii) are withheld to satisfy your tax withholding obligations.

5.	Whole Shares

You may exercise your option only for whole Common Shares.

6.	Securities Law Compliance

In no event may you exercise your option unless the shares of Stock issuable upon exercise are then registered under the Securities Act of 1933, as amended (the “Securities Act”), and applicable state securities law or, if not registered, the Administrator has determined that your exercise and the issuance of the shares would be exempt from the registration requirements of the Securities Act and applicable state securities laws. The exercise of your option also must comply with all other applicable laws and regulations governing your option, including the requirements of any stock exchange on which the Stock may be listed, and you may not exercise your option if the Administrator determines that such exercise would not be in material compliance with such laws, regulations and listing requirements.

7.	Term

You may not exercise your option before the Date of Grant or after the Expiration Date indicated in the Grant Notice. Except as may be provided otherwise in the Vesting Schedule in Exhibit 1 to your Grant Notice or in an employment or other written agreement between you and the Company, the term of your option expires (subject to the provisions of Section 6(b)(4) of the Plan in the event that your Option is an ISO and you, on the Date of Grant, own shares representing more than 10% of the combined voting power of the Company) upon the earliest of the following:

(a)	immediately upon the termination of your Employment for Cause;

(b)

90 days after the termination of your Employment for any reason other than Cause (which is set forth in subsection (a) above), your Disability or your death (which is set forth in subsection (c) below) or without Good Reason (which is set forth in subsection (d) below); provided, however, that if (i) you are a Non-Exempt Employee, (ii) your Employment terminates within six months after the Date of Grant, and (iii) you have vested in a portion of your option at the time of your termination of Employment, your option will not expire until the earlier of (x) the later of (A) the date that is seven months after the Date of Grant, and (B) the date that is three months after the termination of your service with the Company, and (y) the Expiration Date;

(c)	12 Months after the termination of your Employment due to your death or Disability;

(d)	45 days after the termination of your Employment voluntarily by you without Good Reason (as such term is defined in an individual agreement between you and the Company or its Subsidiaries);

(e)	the Expiration Date indicated in your Grant Notice; or

(f)	the day before the 10th anniversary of the Date of Grant

If your option is an ISO, note that to obtain the federal income tax advantages associated with an ISO, the Code requires that at all times beginning on the Date of Grant and ending on the day three months before the date of your option’s exercise, you must be an employee of the Company or a subsidiary, except in the event of your death or Disability. The Administrator has provided for extended exercisability of your option under certain circumstances for your benefit but cannot guarantee that your option will necessarily be treated as an ISO if you continue to provide services to the Company or a subsidiary as a consultant or director after your Employment terminates or if you otherwise exercise your option more than three months after the date your Employment terminates.

8.	Exercise

(a)

You may exercise the vested portion of your option during its term by (i) delivering a Notice of Exercise (in a form designated by the Administrator) or completing such other documents and/or procedures designated by the Administrator for exercise and (ii) paying the exercise price and any applicable withholding taxes to the Company, stock plan administrator, or such other person as the Administrator may designate, together with such additional documents as the Administrator may then require.

(b)

By exercising your option you agree that, as a condition to any exercise of your option, the Administrator may require you, and you hereby agree, to enter into an arrangement providing for the payment by you to the Company of any tax withholding obligation of the Company arising by reason of (i) the exercise of your option, or (ii) the disposition of Stock acquired upon such exercise.

(c)

If your option is an ISO, by exercising your option you agree that you will notify the Administrator in writing within 15 days after the date of any disposition of any of the shares of the Stock issued upon exercise of your option that occurs within two years after the Date of Grant or within one year after such shares of Stock are transferred upon exercise of your option.

9.	Transferability

Except as otherwise provided in this Section 9, your option is not assignable or transferable, except by will or by the laws of descent and distribution, and is exercisable during your life only by you. Without limiting the generality of the foregoing, your option may not be sold, assigned, transferred or otherwise disposed of, or pledged or hypothecated in any manner (whether by operation of law or otherwise), and shall not be subject to execution, attachment or other process. Any assignment, transfer, sale, pledge, hypothecation or other disposition of your option or any attempt to make any such levy of execution, attachment or other process will cause your option to terminate immediately. Notwithstanding the foregoing, your option may be transferred, with the prior written consent of the Board, during your lifetime for estate planning purposes.

10.	Option not a Service Contract

Your option is not an employment or service contract, and nothing in your option will be deemed to create in any way whatsoever any obligation on your part to continue in the employ or service of the Company or any affiliate, or of the Company or an affiliate to continue your employment or service. In addition, nothing in your option will obligate the Company or any affiliate, their respective stockholders, boards of directors, officers or employees to continue any relationship that you might have as a member of the Company’s Board or a consultant for the Company or an affiliate.

11.	Withholding Obligations

(a)

At the time you exercise your option, in whole or in part, and at any time thereafter as requested by the Administrator, you hereby agree to make adequate provision for any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Company or an affiliate, if any, which arise in connection with the exercise of your option. The Administrator, in its sole discretion, may permit you to hold back shares of Stock otherwise issuable on exercise of the option or permit you to tender previously-owned shares of Stock in satisfaction of tax or other withholding requirements (but not in excess of the maximum withholding amount consistent with the option being subject to equity accounting treatment under the Accounting Rules). In addition, the Administrator may (but is not required to), to the extent permitted by law, deduct any such tax and other withholding amounts from any payment of any kind otherwise due to you from the Company or any parent or subsidiary of the Company.

(b)

The Administrator and the Company assume no responsibility for individual income taxes, penalties or interest related to grant or exercise of any option. Neither the Administrator, the Company nor any affiliate makes any representation or undertaking regarding the treatment of any tax withholding in connection with the grant or exercise of any option. You should consult with your personal tax advisor regarding the tax ramifications, if any, which result from receipt of the option, the subsequent issuance, if any, of Stock on exercise of the option, and subsequent disposition of any such Stock. You acknowledge that the Administrator or the Company may be required to withhold federal, state and/or local taxes in connection with the exercise of the option. You may not exercise your option unless the tax withholding obligations of the Company and/or any affiliate are satisfied. Accordingly, you may not be able to exercise your option when desired even though your option is vested, and the Administrator will have no obligation to issue a certificate for such Stock or release such Stock from any escrow provided for herein, if applicable, unless such obligations in this Section 11 are satisfied.

12.	Recovery of Compensation

Notwithstanding anything to the contrary in this Agreement, the Stock issued under this Agreement and all amounts that may be received by you in connection with any disposition of any such Stock shall be subject to applicable recoupment, “clawback” and similar provisions under law, as well as any recoupment, “clawback” and similar policies of the Company that may be adopted at any time and from time to time in accordance with Section 6(a)(5) of the Plan.

13.	Section 409A; Tax Consequences

It is the Administrator’s and the Company’s intent that this option (and the related agreements) be exempt from Section 409A of the Code to the extent applicable, and that this Option Agreement be administered accordingly. You hereby agree that the Administrator and the Company do not have a duty to design or administer the Plan or its other compensation programs in a manner that minimizes your tax liabilities. You will not make any claim against the Administrator, the Company, or any of its officers, directors, employees or affiliates related to tax liabilities arising from your option or your other compensation.

14.	Notices

Any notices provided for in your option or the Plan will be given in writing and will be deemed effectively given upon receipt. The Administrator may, in its sole discretion, decide to deliver any documents related to participation in the Plan and this option by electronic means or to request your consent to participate in the Plan by electronic means. By accepting this option, you consent to receive such documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Administrator or another third party designated by the Administrator.

15.	Agreement Summaries

In the event that the Administrator provides you (or anyone acting on your behalf) with summary or other information concerning, including or otherwise relating to your rights or benefits under this Option Agreement (including, without limitation, the option and any exercise thereof), such summary or other information shall in all cases be qualified in its entirety by Exhibit 1, the Grant Notice, this Option Agreement, the Plan and the Notice of Exercise and, unless it explicitly states otherwise and is signed by an officer of the Company, shall not constitute an amendment or other modification hereto.

16.	Acknowledgements

You understand, acknowledge, agree and hereby stipulate that: (a) you are executing this Option Agreement voluntarily and without any duress or undue influence by the Company or anyone else; (b) the option is intended to be consideration in exchange for the promises and covenants set forth in this Option Agreement; (c) you have carefully read, considered and understand all of the provisions of this Option Agreement, the Plan and the Company’s policies reflected in this Option Agreement, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged; (d) you have asked any questions needed for you to understand the terms, consequences and binding effect of this Option Agreement and you fully understand them; (e) you were provided an opportunity to seek the advice of an attorney and/or a tax professional of your choice before accepting this option and (f) the obligations and restrictions set forth in this Option Agreement are fair and reasonable.

Attachment 2

2021 Omnibus Incentive Plan

Attachment 3

Form of Notice of Exercise

Sharecare, Inc.

Notice of Exercise

Sharecare, Inc.

255 East Paces Ferry Rd NE

Atlanta, GA 30305

Date of Exercise: [●], 20[●]

[NAME]

This constitutes notice that I elect to purchase the number of shares of Stock for the price set forth below.

Type of option (check one):	Incentive ☐	Nonstatutory ☐

Stock option grant date:

Number of shares as to which option is exercised:

Shares to be issued in name of:

Total exercise price:

Cash payment delivered herewith:

Non-cash payment delivered herewith:

By this exercise, I agree (i) to provide such additional documents as you may require pursuant to the terms of the 2021 Omnibus Incentive Plan (the “Plan”), (ii) to provide for the payment by me to you (in the manner designated by you) of your withholding obligation, if any, relating to the exercise of this option, and (iii) if this exercise relates to an ISO, to notify you in writing within fifteen (15) days after the date of any disposition of any of the shares of Stock issued upon exercise of this option that occurs within two (2) years after the date of grant of this option or within one (1) year after such shares of Stock are issued upon exercise of this option. Capitalized terms not explicitly defined herein are defined in the Plan.

Very truly yours.

[NAME]

Address: